Exhibit 99.1

FOR IMMEDIATE RELEASE

February 6, 2012

Owens & Minor Reports 4th Quarter & Full-Year 2011 Financial Results; Annual Revenue Growth Exceeds 6%

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the fourth quarter ended December 31, 2011, including quarterly revenue of $2.20 billion, an increase of 6.1% when compared to revenue of $2.07 billion in the fourth quarter of 2010. Net income for the fourth quarter of 2011 was $23.9 million, or $0.38 per diluted share, compared to $21.8 million, or $0.34 per diluted share, in the comparable period of 2010.

Financial results for the fourth quarter of 2011 included previously discussed exit and realignment costs of $12.7 million, or $0.13 per diluted share. For purposes of comparison, fourth quarter 2010 financial results included a pension settlement charge of $19.6 million, or $0.19 per diluted share, resulting from the company’s termination of its defined benefit pension plan.

In the fourth quarter of 2011, operating earnings were $43.0 million, or 1.96% of revenues, an improvement compared to $39.3 million, or 1.90% of revenues, in the fourth quarter of 2010. Excluding the impact of the fourth quarter 2011 exit and realignment costs and the fourth quarter 2010 pension settlement charge, quarterly operating earnings would have been 2.54% and 2.84% of revenues, respectively.

2011 Annual Results

For the year ended December 31, 2011, revenue was $8.63 billion, increased 6.2% from revenue of $8.12 billion in 2010. Net income for 2011 was $115.2 million, or $1.81 per diluted share, improved when compared to $110.6 million, or $1.75 per diluted share, for 2010. Excluding the negative impact of the fourth quarter 2011 exit and realignment costs of $12.7 million, net income would have been $1.94 per diluted share. For purposes of comparison, net income per diluted share for 2010, excluding the pension settlement charge of $19.6 million, also would have been $1.94. For 2011, operating earnings were $203.5 million, or 2.36% of revenues, compared to operating earnings of $195.9 million, or 2.41% of revenues, for the same period last year. Excluding the impact of the exit and realignment costs in 2011 and the pension settlement charge in 2010, operating margin would have been 2.51% and 2.65% of revenues, respectively.

“The six-percent revenue growth we reported for the year reflects the dedication of our teammates and the relationships they have fostered with our customers,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Despite challenging conditions in the U.S. economy and in healthcare in 2011, we remained focused on serving our customers, improving the supply chain, and developing new markets for our company. The entire team at Owens & Minor demonstrated strength and resilience all year, and all of us are looking forward to 2012 with energy and enthusiasm.”

Asset Management

The balance of cash and cash equivalents at December 31, 2011, was $135.9 million, decreased by $23.3 million from $159.2 million at December 31, 2010. For the year, cash provided by operating activities was $68.4 million compared to $143.2 million for the same period last year. Cash from operating activities in 2011 was affected by a build-up of inventory related to new customer conversions. Inventory turns were 10.0 compared to turns of 10.2 for the same period last year. Days sales outstanding (DSO), as of December 31, 2011, was 20.7, increased when compared to DSO of 19.6 days at the end of the prior year’s fourth quarter.

Shareholder Distributions

The Owens & Minor board of directors has approved the payment of the first quarter 2012 cash dividend in the amount of $0.22 per share, a 10% increase over the prior quarter’s dividend. The cash dividend is payable on March 30, 2012, to shareholders of record as of March 15, 2012.

A share repurchase program of up to $50 million of the company’s outstanding common stock, authorized by the company’s board of directors in 2011, remains in effect and is to be executed at the discretion of management over a three-year period, expiring in February 2014. The program is intended to offset shares issued in conjunction with the company’s stock incentive plan and may be suspended or discontinued at any time. Under the program, Owens & Minor repurchased $16 million of the company’s common stock in 2011.

2012 Outlook

At its annual Investor Day last December, the company provided the following financial guidance for 2012:

“For 2012, we are targeting revenue growth in a range of 3% to 5%, when compared to 2011, and we are targeting net income per diluted share to increase 5% to 10%, when compared to 2011, excluding the fourth quarter 2011 exit and realignment costs,” said Smith.

The 2012 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Upcoming Investor Relations Events

Owens & Minor will participate in four investor conferences in the first quarter of 2012. Webcasts of the formal presentations will be available on www.owens-minor.com under the Investor Relations section.

•	Leerink Swann 2012 Healthcare Conference, February 16 – New York

•	Citi 2012 Global Healthcare Conference, February 28 – New York

•	RBC Capital Markets 2012 Healthcare Conference, February 29 – New York

•	Barclays Capital 2012 Global Healthcare Conference, March 14 – Miami

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain – from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, February 7, 2012, at 8:30 a.m. Eastern. Participants may access the call at 877-748-0043 with access code #44641430. The international dial-in number is 706-758-5871 with access code #44641430. Replay: A replay of the call will be available for three weeks by dialing 855-859-2056, using access code #44641430. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Information on www.Owens-Minor.com

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2011	2010

Net revenue	$2,195,890	$2,070,166
Cost of goods sold	1,981,876	1,862,336

Gross margin	214,014	207,830
Selling, general and administrative expenses	150,538	142,340
Exit and realignment charges	12,708	—
Pension expense	—	19,573
Depreciation and amortization	8,656	7,788
Other operating income, net	(902)	(1,181)

Operating earnings	43,014	39,310
Interest expense, net	3,519	3,761

Income before income taxes	39,495	35,549
Income tax provision	15,553	13,761

Net income	$23,942	$21,788

Net income per common share - basic	$0.38	$0.35
Net income per common share - diluted	$0.38	$0.34

Weighted average shares - basic	62,655	62,430
Weighted average shares - diluted	62,784	62,656

	Twelve Months Ended December 31,
	2011	2010

Net revenue	$8,627,912	$8,123,608
Cost of goods sold	7,770,375	7,315,883

Gross margin	857,537	807,725
Selling, general and administrative expenses	610,657	564,169
Exit and realignment charges	12,708	—
Pension expense	—	21,366
Depreciation and amortization	34,135	29,148
Other operating income, net	(3,478)	(2,894)

Operating earnings	203,515	195,936
Interest expense, net	13,682	14,323

Income before income taxes	189,833	181,613
Income tax provision	74,635	71,034

Net income	$115,198	$110,579

Net income per common share - basic	$1.82	$1.76
Net income per common share - diluted	$1.81	$1.75

Weighted average shares - basic	62,756	62,315
Weighted average shares - diluted	62,924	62,563

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$135,938	$159,213
Accounts and notes receivable, net	506,758	471,661
Merchandise inventories	806,366	720,116
Other current assets	76,763	52,799

Total current assets	1,525,825	1,403,789
Property and equipment, net	108,061	101,545
Goodwill, net	248,498	247,271
Intangible assets, net	22,142	24,825
Other assets, net	42,289	44,609

Total assets	$1,946,815	$1,822,039

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$575,793	$531,735
Accrued payroll and related liabilities	20,668	20,588
Deferred income taxes	42,296	39,082
Other accrued liabilities	93,608	103,076

Total current liabilities	732,365	694,481
Long-term debt, excluding current portion	212,681	209,096
Deferred income taxes	21,894	12,107
Other liabilities	60,658	48,837

Total liabilities	1,027,598	964,521
Total shareholders’ equity	919,217	857,518

Total liabilities and shareholders’ equity	$1,946,815	$1,822,039

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2011	2010

Operating activities:
Net income	$115,198	$110,579
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation and amortization	34,135	29,148
Deferred income tax expense (benefit)	14,520	(94)
Provision for LIFO reserve	13,700	11,088
Share-based compensation expense	5,674	6,358
Provision for losses on accounts and notes receivable	2,176	1,808
Pension expense	—	21,366
Pension contributions	(409)	(13,850)
Changes in operating assets and liabilities:
Accounts and notes receivable	(37,273)	24,611
Merchandise inventories	(99,950)	(41,315)
Accounts payable	44,058	(15,254)
Net change in other assets and liabilities	(24,654)	9,334
Other, net	1,244	(596)

Cash provided by operating activities of continuing operations	68,419	143,183

Investing activities:
Additions to property and equipment	(24,981)	(31,221)
Additions to computer software and intangible assets	(11,334)	(10,128)
Proceeds from the sale of property and equipment	2,430	3,926

Cash used for investing activities of continuing operations	(33,885)	(37,423)

Financing activities:
Cash dividends paid	(50,909)	(44,780)
Repurchases of common stock	(16,124)	—
Excess tax benefits related to share-based compensation	2,154	2,091
Proceeds from termination of interest rate swaps	4,005	—
Proceeds from exercise of stock options	9,179	7,234
Other, net	(5,836)	(5,568)

Cash used for financing activities of continuing operations	(57,531)	(41,023)

Discontinued operations:
Operating cash flows	(278)	(1,660)

Net cash used for discontinued operations	(278)	(1,660)

Net (decrease) increase in cash and cash equivalents	(23,275)	63,077
Cash and cash equivalents at beginning of period	159,213	96,136

Cash and cash equivalents at end of period	$135,938	$159,213

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010

Operating results:
Net revenue	$2,195,890	$2,176,759	$2,131,448	$2,123,815	$2,070,166

Gross margin	$214,014	$216,682	$216,066	$210,775	$207,830
Gross margin as a percent of revenue	9.75%	9.95%	10.14%	9.92%	10.04%

SG&A expenses	$150,538	$152,825	$156,321	$150,973	$142,340
SG&A expenses as a percent of revenue	6.86%	7.02%	7.33%	7.11%	6.88%

Operating earnings	$43,014	$58,465	$51,039	$50,997	$39,310
Operating earnings as a percent of revenue	1.96%	2.69%	2.39%	2.40%	1.90%

Net income	$23,942	$33,352	$29,164	$28,740	$21,788

Net income per common share - basic	$0.38	$0.53	$0.46	$0.45	$0.35

Net income per common share - diluted	$0.38	$0.53	$0.46	$0.45	$0.34

Accounts receivable:
Accounts and notes receivable, net	$506,758	$507,152	$504,509	$520,688	$471,661

Days sales outstanding (1)	20.7	20.6	20.6	21.1	19.6

Inventory:
Merchandise inventories	$806,366	$760,992	$751,613	$729,546	$720,116

Average inventory turnover (1)	10.0	10.3	10.4	10.7	10.2

Financing:
Cash and cash equivalents	$135,938	$196,852	$159,194	$185,850	$159,213

Total interest-bearing debt	$214,556	$215,037	$214,020	$210,801	$210,906

Stock information:
Cash dividends per common share	$0.200	$0.200	$0.200	$0.200	$0.177

Stock price at quarter-end	$27.79	$28.48	$34.49	$32.48	$29.43

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.

Certain adjustments have been made to prior period amounts to conform to current period presentation.